Exhibit 9.01

UNANIMOUS WRITTEN CONSENT

OF

THE BOARD OF DIRECTORS

OF GREENESTONE HEALTHCARE CORPORATION

(a Colorado Corporation)

_________________________________________________________

4 March 2013

The undersigned, being all of the directors of Greenestone Healthcare Corporation, a Colorado corporation (the “Corporation”), in accordance with Colorado laws and regulations and the Corporation’s Articles of Incorporation and By Laws, do hereby consent to and adopt the following resolutions by unanimous written consent of the Board of Directors:

WHEREAS, in May 2012 the Colorado Secretary of State approved a Certificate of Amendment to the Corporation’s Articles of Incorporation increasing the aggregate number of shares which the Corporation has authority to issue to one hundred million (100,000,000) common shares, with $0.01 par value per share, from fifty million (50,000,000) common shares, with par value at $0.01; and

WHEREAS, the Corporation is contemplating an acquisition or series of acquisitions expanding the Corporation’s treatment capacity by approximately 184 beds (collectively, the “Acquisition”), at an estimated purchase price of USD$30,000,000; and

WHEREAS, in connection with the Acquisition and its financing, the Corporation wishes to increase the aggregate number of shares which the Corporation has authority to issue from one hundred million (100,000,000) common shares, with $0.01 par value per share, to five hundred million (500,000,000) common shares, with par value at $0.01 (the “Authorized Share Increase”); and

WHEREAS, the Corporation further wishes to amend the Corporation’s Articles of Incorporation to authorize the Corporation’s issuance of up to 10,000,000 preferred shares, convertible to common shares at a 1 to 10 ratio at such time as the Board may determine (the “Series B Convertible Preferred Shares”); and

WHEREAS, the Corporation believes that successful completion of the Acquisition is a key element of the Corporation’s business plan; and

WHEREAS, the Corporation wishes to incentivize the Corporation’s officers and directors to successfully complete the Acquisition; and

WHEREAS, on May 31, 2012, the Corporation approved the implementation of a stock option plan for officers and directors of the Corporation (the “Stock Incentive Plan”), in the form appended hereto as Exhibit A; and

WHEREAS, the Corporation wishes that the Stock Incentive Plan provide the Corporation’s officers and directors with the option to purchase, at an exercise price equal to the fair market value as of the date of the option’s grant, an aggregate of up to 5,000,000 Series B Convertible Preferred Shares, upon closing of the Acquisition (the “Series B Convertible Preferred Share Award”); and

WHEREAS, the Corporation wishes to submit the Authorized Share Increase, the Corporation’s authority to issue the Series B Convertible Preferred Shares, and the Series B Convertible Preferred Share Award to the Company’s shareholders for their vote and ratification; and

WHEREAS, the Corporation entered into an engagement letter (the “Engagement Letter”), dated January 21, 2013, with the law firm of JSBarkats PLLC providing for (i) a flat fee of USD$10,500 per quarter and (ii) the issuance to JSBarkats PLLC of 1,500,000 shares of the Corporation’s common stock per year (not to exceed 2% of the Corporation’s issued and outstanding shares on a fully diluted basis), to be distributed in equal tranches during the first two quarterly periods, in consideration for Securities Exchange Act of 1934 compliance-related and other legal services and such other matters as described in the Engagement Letter; and

WHEREAS, the Corporation wishes to cause the shares payable to JSBarkats PLLC (or its principal or other assignee) pursuant to the Engagement Letter to be registered under SEC Form S-8 (if applicable), to the extent reasonably practicable; and

WHEREAS, the Corporation wishes to disclose the Corporation’s engagement of JSBarkats PLLC as the Corporation’s counsel through its issuance of a press release, in mutually acceptable form; and

WHEREAS, the Corporation wishes to amend and restate its By Laws by adopting Amended and Restated By Laws for the Corporation substantially in the form appended hereto as Exhibit B (the “Amended and Restated By Laws”); and

WHEREAS, the Corporation wishes to submit the Amended and Restated By Laws to the Corporation’s shareholders for their approval and ratification.

NOW, THEREFORE, BE IT RESOLVED, that the Authorized Share Increase, the Corporation’s authority to issue the Series B Convertible Preferred Shares, the Series B Convertible Preferred Share Award, and the Amended and Restated By Laws be submitted to the Corporation’s shareholders for their vote and ratification, in a duly convened special meeting of the shareholders, to be held no later than 30 days from the date hereof; and

BE IT FURTHER RESOLVED, that, subject to shareholder approval pursuant to the foregoing, the officers of the Corporation are hereby directed to cause a Certificate of Amendment to the Corporation’s Articles of Incorporation to be filed with the Colorado Secretary of State, increasing the aggregate number of shares which the Corporation has authority to issue to five hundred million (500,000,000) common shares, with $0.01 par value per share, from one hundred million (100,000,000) common shares, with par value at $0.01; and

BE IT FURTHER RESOLVED, that, subject to shareholder approval pursuant to the foregoing, the officers of the Corporation are hereby directed to cause a Certificate of Amendment to the Corporation’s Articles of Incorporation to be filed with the Colorado Secretary of State, providing for the creation of the Series B Convertible Preferred Shares; and

BE IT FURTHER RESOLVED, that, subject to shareholder approval pursuant to the foregoing, that the officers of the Corporation are hereby directed to cause the Stock Incentive Plan to provide for the Series B Convertible Preferred Share Award; and

BE IT FURTHER RESOLVED, that the Engagement Letter, and the Corporation’s execution of the same, is hereby ratified and approved for and on behalf of the Corporation; and

BE IT FURTHER RESOLVED, that the Corporation’s officers or agents shall cause the shares payable to JSBarkats PLLC (or its principal or other assignee) pursuant to the Engagement Letter to be registered under SEC Form S-8 (if applicable), to the extent reasonably practicable; and

BE IT FURTHER RESOLVED, that the officers of the Corporation issue a press release jointly with JSBarkats, PLLC, in mutually acceptable form, announcing the Corporation’s engagement of JSBarkats PLLC as the Corporation’s counsel; and

BE IT FURTHER RESOLVED, that, subject to shareholder approval pursuant to the foregoing, the Amended and Restated By Laws are hereby adopted as the Corporation’s sole By Laws, and any preexisting By Laws for the Corporation are hereby revoked and repealed; and

BE IT FURTHER RESOLVED, that any and all actions taken by the officers of the Corporation in accordance with this Unanimous Written Consent, either before or after its adoption, is adopted or approved as acts of the Corporation.

IN WITNESS WHEREOF, the undersigned, being all of the directors of the Corporation, have executed this Unanimous Written Consent as of the date first written above.

/s/ Shawn E. Leon                                                                                 /s/ Dr. Luke Fazio
Shawn E. Leon, Chairman and CEO                                                    Dr. Luke Fazio, Board Member

/s/ Michael Howlett
Michael Howlett, Board Member

EXHIBIT A

GREENESTONE HEALTHCARE CORPORATION

2013 STOCK OPTION PLAN

EXHIBIT B

AMENDED AND RESTATED

BY-LAWS

OF

GREENESTONE HEALTHCARE CORPORATION